EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Form S-8 Nos. 33-82820, 33-82928, 33-84394 and 333-54102) of Centex Construction Products, Inc. of our report dated May 9, 2003, with respect to the consolidated financial statements of Centex Construction Products, Inc. included in this Annual Report (Form 10-K/A) for the year ended March 31, 2003.

We also consent to the incorporation by reference in the registration statements (Form S-8 Nos. 33-82820, 33-82928, 33-84394 and 333-54102) of Centex Construction Products, Inc. of our report dated January 17, 2003, with respect to the financial statements of Texas Lehigh Cement Company LP as of and for the year ended December 31, 2002, included in this Annual Report (Form 10-K/A) of Centex Construction Products, Inc. for the year ended March 31, 2003.

/s/ ERNST & YOUNG LLP
Dallas, Texas,
November 25, 2003